EXHIBIT 99.1
Contact
Mark Perkins
727-461-3000
For Immediate Release

Aerosonic Reports Second Quarter Results

CLEARWATER, Fla. - September 26, 2008 - Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended August 1, 2008, with the United States Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	August 1, 2008	July 27, 2007	August 1, 2008	July 27, 2007
Revenues	5,962,000	$5,292,000	$12,613,000	$12,117,000
Net (loss) income	$(234,000)	$(1,303,000)	$(470,000)	$(1,241,000)
(Loss) Earnings per share
Basic and diluted	$(0.06)	$(0.37)	$(0.13)	$(0.35)

For the fiscal quarter ended August 1, 2008, the Company reported revenues of approximately $6.0 million, an increase of 13.0% as compared to revenues of approximately $5.3 million for the fiscal quarter ended July 27, 2007. This increase compared to last year was primarily attributed to the consolidation of the Earlysville, Virginia facility with the Clearwater, Florida facility in the prior year. For the six months ended August 1, 2008, the Company reported revenues of approximately $12.6 million, an increase of 4.0% as compared to revenues of approximately $12.1 for the six months ended July 27, 2007.

The Company reported a net loss for the quarter ended August 1, 2008 of approximately $234,000, or ($0.06) basic and diluted earnings per share, versus a net loss of approximately $1,303,000, or ($0.37) basic and diluted earnings per share for the quarter ended July 27, 2007. The loss during the quarter was due to limited shipping delays as well as further investments in training and capacity while completing the consolidation of the Earlysville, Virginia facility. For the six months ended August 1, 2008, the Company incurred a net loss of approximately $470,000, or ($0.13) basic and diluted earnings per share, versus a net loss of approximately $1,241,000, or ($0.35) basic and diluted earnings per share for the six months ended July 27, 2007.

"Our financial results for the second quarter of fiscal year 2009 showed improvement over last year,” stated Douglas Hillman, President and CEO. “During this past quarter we have taken several steps forward, including implementing a new management operating system, improved manufacturing coordination, and making some adjustments in our organization to increase through-put.”

“Notwithstanding the August 8, 2008 fire at our Clearwater facility which slowed us down, we continue to move forward full speed ahead with our improvement plans. Although the fire has been very disruptive, we fully expect that Aerosonic will come out of this challenging time with momentum and a renewed focus on performance and growth,” commented Mr. Hillman.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.